Exhibit 99.1

PERICOM SEMICONDUCTOR ELECTS JOHN EAST TO ITS BOARD OF DIRECTORS

San Jose, Calif. – April 1, 2013 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced the election of Mr. John C. East to its Board of Directors.

Mr. East has extensive experience in the semiconductor industry, having worked at Fairchild Semiconductor, Raytheon, Advanced Micro Devices and Actel Corporation. From 1988 to 2010, Mr. East was President and CEO of Actel, a semiconductor company that designs, markets and sells flash and antifuse-based field programmable gate arrays. Currently Actel is a subsidiary of Microsemi Corporation. Mr. East holds a BS in Electrical Engineering and an MBA from the University of California at Berkeley.

Alex Hui, President and CEO, said of Mr. East’s appointment, “We are very pleased to have John East join our Board of Directors. John’s long experience in the semiconductor industry gives him very valuable insights into our business, and his knowledge of our products and markets will help us ensure that our responses to our strategic opportunities are effective. John will be an excellent resource as we drive Pericom to the next level in our Company’s development.”

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. Our website is http://www.pericom.com.

Contact:	Aaron Tachibana
Pericom Semiconductor
atachibana@pericom.com
408 435-0800